Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-65058, 33-65054 and 333-61925) and in the Prospectus constituting part of the Registration Statements on Form S-3 (File Nos. 333-22695 and 333-41437) of Forest City Enterprises, Inc. and subsidiaries of our report dated March 10, 1999, on our audits of the consolidated financial statements and financial statement schedules of Forest City Enterprises, Inc. and subsidiaries as of January 31, 1999 and 1998, and for the years ended January 31, 1999, 1998 and 1997, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" in the Prospectus constituting part of the Registration Statements filed on Form S-3.





                                             /s/ PricewaterhouseCooper LLP

Cleveland, Ohio
April 27, 1999